EXHIBIT 10.33


                           REAL ESTATE CONTRACT


     THIS REAL ESTATE CONTRACT (the "Contract") is made and entered into this 1st day of November, 1995, by and among RICHARD FAY and MARY FAY, husband and wife (the "Sellers"), and AMERICAN MULTI-CINEMA INC., a Missouri corporation (the "Buyer").

     WITNESSETH:

     Sellers hereby sell and agree to convey to Buyer and Buyer hereby purchases the real estate legally described in Exhibit A attached hereto and incorporated herein by this reference, together with all improvements thereon, including, if any, central air conditioning, gas heater, attic fan, lighting, heating and plumbing equipment and fixtures, linoleum, venetian blinds, storm windows and doors, screens, curtains, curtain and drapery rods, keys, all wall-to-wall carpeting, garbage disposal, dishwasher, dehumidifier, and electric garage door opener in Westchester County, State of New York, commonly referred to as 44 Dusk Drive, New Rochelle, New York (the "Premises").

     Subject, however, to the conditions stated herein and subject to any recorded restrictions, easements, reservations, party wall agreements, community contracts and existing zoning laws such as are permitted under the terms hereof.

     1. Purchase Price. The purchase price is $500,000 which Buyer agrees to pay as follows:

          1.1 On the Closing Date (as hereinafter defined), Buyer shall deliver by wire transfer to Merrill Lynch Credit Corporation ("Merrill Lynch") a portion of the purchase price in the amount of $176,813.50, in full and complete satisfaction and payment of the existing mortgage encumbering the Premises. The wire transfer instructions for Merrill Lynch are as follows:

          1.2   Customer Wire Account
                    Account #: 2181409385
                    Barnette Bank of Jacksonville
                    100 Laura St.
                    Jacksonville, FL
                    ABA#: 063000047
                    Client Name:  Richard & Mary Fay
                    Account #: 5003610

        1.3 On the Closing Date Buyer shall deliver by wire transfer to, or for the account of, Sellers the remainder of the purchase price, as adjusted by any prorations required hereby. The wire transfer instructions for Sellers are as follows:
          1.4
                    Routing # 021000089
                    Account # 25092087
                    Richard M. Fay
                    Mary B. Fay
                    Citibank
                    1010 Morris Park Avenue
                    Bronx, New York  10462


     2. Taxes. Sellers shall pay all installments of taxes and special assessments on the Premises for the calendar years prior to 1995. All taxes and assessments on the Premises for 1995 shall be prorated between Buyer and Sellers as of the date of closing. If the amount of such taxes cannot be ascertained, proration shall be computed on the amount of the annual installment of assessments and taxes for 1994.

     3. Title Insurance. Buyer, at its sole expense, shall obtain an ALTA Owner's Residential Title Insurance Policy, issued by a title insurance company authorized to insure titles in the state of New York (the "Title Company") in the amount of the purchase price, insuring a mer-chantable fee simple title vested in Buyer as of the date of recording the deed as provided herein, subject only to those conditions and exceptions permitted hereunder.

     4. Title Insurance Commitment. Buyer shall obtain a commitment (the "Commitment") issued by the Title Company showing the status of the title to the Premises and the Title Company's commitment to insure Buyer's title as herein required. Buyer shall prior to the Closing Date, advise Sellers of any objections to the state of title as shown in the Commitment which result in title being unmarketable. Sellers shall have until closing to make such corrections in the title required by Buyer in such manner as shall be required by the Title Company to delete the particular exception(s) in the final policy. In the event such defects in title are not corrected prior to closing, this Contract shall be null and void at Buyer's option unless Buyer shall advise Seller of Buyer's election to accept title subject to such defects.

     5. Closing. The closing of this transaction shall take place at the offices of the Title Company on November 3, 1995 the ("Closing Date"), or at such other date and place as may be agreed upon by Seller and Buyer.
On the Closing Date, Sellers shall deliver to Buyer a general warranty deed, properly executed, conveying the Premises free and clear of all liens and encumbrances except as herein permitted. On the Closing Date Buyer shall deliver an amount equal to the purchase price in accordance with the instructions set forth in Section 1 above. At closing, the general warranty deed, and all other closing documents shall be placed in escrow with the Title Company, and the Title Company as escrow agent shall then inspect the public records in Westchester County, New York, to ascertain if: (a) title to the Premises remains unchanged since the date of the Commitment; and (b) any required corrections of title have been made. If the inspection shows that title is satisfactory according to the terms hereof, the Title Company shall record the documents. The policy of title insurance shall be delivered to Buyer as soon as issued in the usual course of business. All prorations required hereunder shall be computed as of the Closing Date. Buyer shall pay the premium for the title policy and for recording the general warranty deed. All other recording costs and escrow fees shall be paid by Buyer.

     6. Possession. Sellers shall deliver possession of the Premises to Buyer upon closing.

     7. Condition of Premises. Except as provided herein, Buyer agrees that it has inspected the Premises and are thoroughly familiar and satis-fied with its present condition. Sellers have not made and do not now make any warranties or representations about the past, present or future condition of the Premises or any other matter affecting or relating to the Premises.

     8. Insurance. Sellers hereby agree to maintain fire and other casualty insurance on the Premises until the Closing Date. If, before the Closing Date, any of the improvements on the Premises are destroyed or substantially damaged by casualty Buyer shall have the option of enforcing this Contract and receiving the proceeds or an assignment of the proceeds of such insurance or canceling this Contract by written notice to Sellers. If this Contract is cancelled, all deposits and payments made hereunder shall immediately be returned to the Buyer.

     9. Utilities. The parties agree that all utilities to the Premises shall be read on the Closing Date and transferred to Buyer's name. Sellers shall be responsible for all utilities which accrue prior to Buyer taking possession of the Premises.

     10. Real Estate Broker's Commissions. Sellers hereby represent that there are no real estate broker's commissions due on this sale.

     11. Entire Agreement. This Contract contains the entire agreement between Sellers and Buyer and supersedes all prior oral or written agreements between the parties respecting the Premises. The parties agree that there are no terms, conditions, promises, understandings, statements or representations, express or implied, concerning the sale contemplated hereby, except as stated herein.

     12. Contract Binding Upon Heirs, Etc. The provisions of this Contract shall be binding upon and inure to the benefit of the parties hereto, their heirs, executors, administrators, legal representatives, successors and assigns. The terms of this Contract shall survive the closing of this transaction.

     13. Captions. The paragraph captions in this Contract have been inserted for convenience of reference only and shall in no way modify or restrict any provision hereof, or be used to construe any of such provisions.

     14. Notices. All written notices required or permitted hereunder shall be effective upon receipt and shall be hand delivered or mailed by Certified Mail-Return Receipt Requested to the parties at the following addresses, provided that either party may change the designated address by written notice to the other party:

               Sellers:

               Richard Fay
               Mary Fay
               44 Dusk Drive
               New Rochelle, New York  10804


               Buyer:

               American Multi-Cinema Inc.
               106 West 14th Street
               P. O. Box 419615
               Kansas City, Missouri  64141-6615
               Attn:  Jeff Schnabel

               With a copy to:

               Larry B. Huebner
               Gage & Tucker L.C.
               P. O. Box 418200
               Kansas City, Missouri  64141

     15. Counterparts. This Contract may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Delivery of a facsimile copy of this Contract executed by a party hereto shall have the same force and effect as delivery of an original counterpart hereof executed by such party.

IN WITNESS WHEREOF, the parties have executed this Real Estate Contract the day and year first above written.


                              BUYER

                              AMERICAN MULTI-CINEMA INC., a Missouri
                              corporation


                              By: /s/ Stanley H. Durwood
ATTEST:                          Name:
                                 Title:
__________________________
Name:_____________________
Title:______________________

                            SELLERS


                            /s/ Richard Fay
                                 Richard Fay


                            /s/ Mary Fay
                                 Mary Fay